Exhibit 99.1

By Electronic Delivery to: prahimi@borealisfoods.com

January 12, 2026

Ms. Pouneh V. Rahimi
Chief Legal Officer
Borealis Foods Inc.

1540 Cornwall Rd., Suite 104
Oakville, ON L6J 7W5

Re:	Borealis Foods Inc. (the “Company”) Nasdaq Symbol: BRLS

Dear Ms. Rahimi:

I am following up on our recent telephone conversation in which I explained that since your Company has not yet held an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end, it no longer complies with our Listing Rules (the “Rules”) for continued listing.1 Under our Rules the Company now has 45 calendar days to submit a plan to regain compliance and if we accept your plan, we can grant an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2026, to regain compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an exception.

In determining whether to accept your plan, we will consider such things as the likelihood that the annual meeting can be held within the 180 day period, the Company’s past compliance history, the reasons for the delayed meeting, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures.2

Please email your plan to me at ellen.ignacio@nasdaq.com no later than February 26, 2026. After we review the plan, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.3

[1]	See Listing Rules 5620(a) and 5810(c)(2)(G). In addition, please see IM-5620 which specifies the securities subject to the annual meeting requirement.
[2]	For additional information with respect to compliance plans please see attached “Nasdaq Online Resources” when preparing your plan of compliance. This attachment includes links to the Frequently Asked Questions section relating to continued listing.
[3]	See Listing Rule 5815(a). See FAQ #428 available on the Nasdaq Listing Center.

<<Contact>>

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Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

If you have any questions, please do not hesitate to contact me, at +1 202 441 5613.

Sincerely,

/s/ Ellen Ignacio
Ellen Ignacio
Listing Analyst
Nasdaq Listing Qualifications

[4]	Listing Rule 5810(b).
[5]	The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.
[6]	Listing IM-5810-1.

NASDAQ ONLINE RESOURCES

All of our listing information and forms are available electronically on the Listing Center. In addition to facilitating electronic submission of forms, you can also use the Listing Center to access Nasdaq’s Reference Library containing hundreds of frequently asked questions and Governance Clearinghouse containing the latest updates on corporate governance and listing standards.

To help you navigate the deficiency process, we have provided links to some our most viewed resource materials.

●	Board Composition and Committee Requirements

●	Governance Clearinghouse

●	Hearings Process

●	How to Transfer to Nasdaq Capital Market

●	Information about Application of Shareholder Approval Rules

●	Initial Listing Process

●	Listing Fees

●	Listing of Additional Shares Process

●	MarketWatch Electronic Disclosure Submissions

●	Nasdaq Listing Rules

●	Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions